Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between PARKER DRILLING COMPANY, a Delaware corporation (“Parker Drilling”), and DAVID C. MANNON (“Executive”) this 5th day of March, 2012 (“Effective Date”). Parker Drilling and Executive are sometimes referred to collectively as the “Parties” or individually as a “Party”.

PURPOSE

Parker Drilling and Executive have reached a mutual agreement that Executive’s employment with Parker Drilling will terminate at the close of business on April 30, 2012 (the “Termination Date”) pursuant to the terms of this Agreement.

TERMS

To achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Termination of Employment Agreement. Except as otherwise provided herein (including, but not limited to, Sections 8, 11 and 14 hereof), this Agreement replaces and terminates that certain Employment Agreement entered into as of October 23, 2009, as amended by the First Amendment to Employment Agreement dated August 29, 2011 (collectively, the “Employment Agreement”), and will constitute the entire agreement between the Parties.

2. Resignation as Officer and Director and Termination of Employment. The Executive hereby resigns all positions as an officer and director of Parker Drilling and its affiliates, including but not limited to President, Chief Executive Officer and director of Parker Drilling, effective as of March 9, 2012; provided that Executive shall remain an employee of Parker Drilling through the Termination Date. Executive hereby resigns all other positions as an employee, representative or agent of Parker Drilling and its affiliates effective as of the Termination Date.

3. Payment of Accrued Amounts.

(a) Parker Drilling shall continue to pay to Executive his base salary of $630,000 per year through the Termination Date, in accordance with Parker Drilling’s normal payroll schedule and procedures for its executives.

(b) On or before the Termination Date, Parker Drilling shall pay to Executive an amount equal to $72,692, which represents payment for Executive’s unused paid time off.

4. Severance Payments. On the date that the Waiver and Release referenced in Section 10 and attached hereto as Appendix A becomes irrevocable by Executive (defined as the Waiver Effective Date in the Waiver and Release), Parker Drilling shall pay to Executive in a lump sum an amount equal to $1,360,000.

5. Vesting of Restricted Stock on Pro Rata Basis. Executive is the recipient of certain shares of Parker Drilling restricted common stock that are not vested as of the Effective Date (“Grant Shares”), which Grant Shares are listed on Appendix A to this Agreement. Parker Drilling granted the Grant Shares to Executive pursuant to certain award agreements (the “Restricted Stock Award Agreements”), the Parker Drilling Company 2005 Long-Term Incentive Plan and the Parker Drilling Company 2010 Long-Term Incentive Plan, and the Parker Drilling Company Long-Term Incentive Programs for 2009, 2010 and 2011 (collectively, the “LTIP”). The terms of the Restricted Stock Award Agreements provide that Executive’s rights to the Grant Shares shall vest on a Pro Rata Basis (as defined in the LTIP) upon termination of Executive’s employment with Parker Drilling under certain circumstances. Parker Drilling hereby accelerates the vesting of, and fully vests and removes all restrictions from, the number of Grant Shares designated on Appendix A as vested on the Termination Date (April 30, 2012), and such Grant Shares are hereby fully vested and transferable to Executive free of any and all restrictions as of the Termination Date. All Grant Shares that remain unvested as of the Termination Date shall be forfeited by Executive as of the Termination Date. The restricted stock that becomes fully vested pursuant to this Section 5 shall remain subject to the “Detrimental Conduct” provisions of the applicable award agreements in accordance with their respective terms.

6. Group Health Coverage.

(a) Parker Drilling shall provide to Executive and his covered dependents, if any, coverage as in effect for Executive on the date immediately prior to the Termination Date under Parker Drilling’s group health plan and group dental plan for a period of twelve (12) months following the Termination Date; provided, however, Executive and his covered dependents, if any, shall not be required to pay any portion of the premium cost to retain such coverages except that the cost of such coverages will be imputed as income and reported as wages to Executive in the event that Parker Drilling maintains a self-funded group health plan and/or group dental plan and such Parker Drilling -provided coverage would otherwise be discriminatory within the meaning of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”). In all other respects, Executive shall be treated the same as other participants under the terms of such plans.

(b) Thereafter, Executive and his covered dependents, if any, shall be entitled to elect continuation coverage under such plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Parker Drilling’s procedures for COBRA administration (“COBRA Coverage”). In the event that COBRA Coverage is elected, (i) the COBRA time period shall not be reduced by the post-termination continuation coverage provided pursuant to Section 6(a) and (ii) Executive (and his covered dependents, if any) must pay the full COBRA premium rates as effective during the COBRA Coverage period. In the event Executive does not execute and deliver the Waiver and Release described in Section 10, Executive and his covered dependents, if any, shall be entitled to only COBRA Coverage after the Termination Date.

(c) In the event of any change to the group health plan or group dental plan following the Termination Date, Executive shall be treated consistently with Senior Officers (as defined in the Employment Agreement) of the Company (or its successor) with respect to the terms and conditions of coverage and other substantive provisions of the plan; provided, however, no participant contributions shall be required from Executive (and his covered dependents, if any) unless COBRA Coverage is in effect. Notwithstanding the foregoing provisions of this Section 6(c), the coverage of Executive (and his dependents, if any) under such health and/or dental plans maintained by the Company shall terminate in the event that Executive becomes employed by another for-profit employer which maintains a group health plan or plans for its employees providing group health coverage or group dental coverage, as applicable; provided, however, any COBRA Coverage shall not be terminated unless and until permitted under COBRA. For purposes of the preceding sentence, (i) the coverage of Executive (and his dependents, if any) under the health and/or dental plans maintained by the Company shall not terminate until Executive becomes eligible to participate in such group health and group dental coverage of another for-profit employer and (ii) personal coverage obtained by Executive other than through employment or coverage available by reason of Executive’s performance of services as an independent contractor shall not be considered.

7. Withholdings; Right of Offset. Parker Drilling may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal deductions made with respect to Parker Drilling’s employees generally, and (c) any advances made to Executive and owed to the Company.

8. Indemnity Rights. The Parties agree that the terms and provisions of Section 24 of the Employment Agreement shall remain in full force and effect.

9. Miscellaneous Matters.

(a) Parker Drilling shall allow Executive to retain the $3 million Met Life insurance policy #211086635 referenced in Section 5(a)(2) of the Employment Agreement, in order for Executive to continue the life insurance coverage through Executive’s payment of future premiums. Parker Drilling shall assign any and all rights in such insurance policy to Executive, and Executive agrees to assume any and all obligations for future payments due under such insurance policy.

(b) Executive shall be allowed to retain the iPhone provided by Parker Drilling without cost to Executive, but Executive shall assume and pay all usage, repair or replacement charges associated with the cellular phone from and after the Termination Date; provided, however, Parker Drilling retains the right to remove any information related to Parker Drilling which exists on the iPhone from and after the Termination Date.

(c) Executive shall also be allowed to retain the laptop computer and the iPad provided by Parker Drilling without cost to Executive; provided, however, Parker Drilling retains the right to remove any information related to Parker Drilling which exists on the laptop or iPad from and after the Termination Date.

10. Global Release of Claims. On the Termination Date, Executive shall execute and deliver to Parker Drilling the Waiver and Release attached hereto as Appendix B (the “Waiver and Release”).

11. Restrictive Covenants. The Parties agree that the terms and provisions of Sections 10 through 20 of the Employment Agreement shall remain in effect after the Effective Date pursuant to their respective terms; provided, however, that the Parties agree that Executive’s participation in any capacity (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, beneficiary or in any other capacity) with any individual, partnership, firm, corporation or other business organization or entity that is not one of the entities named on the list attached hereto as Appendix C (or a subsidiary of any such entities) shall not constitute a violation by Executive of the terms and provisions of Section 13 or Section 14 of the Employment Agreement.

12. Knowing and Voluntary Agreement. The Executive understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly. The Executive acknowledges that he has been advised by Parker Drilling to seek legal counsel to review this Agreement.

13. Press Release. Parker Drilling and Executive shall cooperate in the preparation of a press release by Parker Drilling announcing Executive’s scheduled separation from Parker Drilling, the content of which shall be subject to the review and approval of Executive, which approval shall not be unreasonably withheld, conditioned or delayed. In no event shall Executive’s rights under this Section 13 prevent Parker Drilling from fulfilling its obligations under applicable stock exchange rules and securities laws and regulations.

14. Dispute Resolution. If any dispute arises out of or is related to this Agreement, Parker Drilling and Executive hereby agree to resolve such dispute pursuant to the provisions of Section 28 of the Employment Agreement.

15. Severability. It is the desire of the parties hereto that this Agreement (including the provisions of the Employment Agreement incorporated by reference herein) be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 28 of the Employment Agreement), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

16. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by Parker Drilling or Executive of any liability whatsoever, or as an admission by Parker Drilling of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.

17. Intention to Comply with Code Section 409A.

(a) This Agreement is intended to comply with Code Section 409A. Executive acknowledges that if any provision of this Agreement (or of any award of compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be his responsibility.

(b) Pursuant to Code Section 409A, no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

(c) For purposes of Code Section 409A, each payment under this Agreement shall be deemed to be a separate payment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to Executive under this Agreement may not be reduced by, or offset against, any amount owing by Executive to Parker Drilling or any of its affiliates.

18. Attorneys’ Fees. On or before March 30, 2012, Parker Drilling shall pay Executive for the attorneys’ fees reasonably incurred by Executive in the negotiation, drafting and execution of this Agreement and the documents contemplated herein. Also, Parker Drilling shall pay Executive for the attorneys’ fees reasonably incurred by Executive from time to time in the implementation and any enforcement of this Agreement by Executive. At Executive’s request, such payments shall be made directly by Parker Drilling to such attorneys.

19. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws.

20. Notices. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other party at the address for that party set forth below that party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other party. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 20.

21. Entirety and Integration. Upon the execution hereof by Parker Drilling and Executive, this Agreement (including the provisions of the Employment Agreement incorporated by reference herein) shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

22. Authorization. Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which may be executed in multiple counterparts, as of the date first above written.

PARKER DRILLING COMPANY	EXECUTIVE

/s/ W. Kirk Brassfield	/s/ DAVID C. MANNON
By: W. Kirk Brassfield	DAVID C. MANNON
Its: Senior Vice President and CFO	Date: March 5, 2012
Date: March 5, 2012
Address for Notices:
Address for Notices:	2708 Pemberton Drive
Parker Drilling Company	Houston, Texas 77005
Attn: Chairman, Compensation Committee of the Board of Directors
5 Greenway Plaza, Suite 100
Houston, Texas 77046

Appendix A

Restricted Stock Grants

Date of Award Agreement	Number of Grant Shares	Number of Shares Vested as of April 30, 2012

March 1, 2010	39,030	28,188

July 23, 2010	151,962	92,865.67

March 21, 2011	142,742	55,510.78

Total	333,734	176,564.45

WAIVER AND RELEASE

Pursuant to the terms of the Separation Agreement and Release made as of March 5, 2012, between Parking Drilling Company (the “Company”) and me (the “Separation Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, DAVID C. MANNON, do freely and voluntarily enter into this WAIVER AND RELEASE (the “Release”), which shall become effective and binding on the eighth day following my signing this Waiver and Release as provided herein (the “Waiver Effective Date”). It is my intent to be legally bound, according to the terms set forth below.

In exchange for the payments and other benefits to be provided to me by the Company pursuant to the Separation Agreement (the “Separation Payment” and “Separation Benefits”), I hereby agree and state as follows:

1.	I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge Company, its predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

Notwithstanding the foregoing, I am not waiving any rights or claims under the Separation Agreement or that may arise after this Waiver and Release is signed by me. Moreover, this Waiver and Release does not apply to any claims or rights which, by operation of law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; however, by signing this Waiver and Release I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Nothing in this Waiver and Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Company’s by-laws, my employment agreement, and/or pursuant to any other agreements or policies in effect prior to the effective date of my termination, which shall continue in full force and effect, in accordance with their terms, following the Waiver Effective Date.

2.	I forever waive and relinquish any right or claim to reinstatement to active employment with Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that Company has no obligation to rehire or return me to active duty at any time in the future.

3.	I acknowledge that all agreements applicable to my employment respecting non-competition, non-solicitation, non-recruitment, derogatory statements, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Employment Agreement, as modified by the Separation Agreement.

4.	I hereby acknowledge and affirm as follows:

a.	I have been advised to consult with an attorney prior to signing this Waiver and Release.

b.	I have been extended a period of 21 days in which to consider this Waiver and Release.

c.	I understand that for a period of seven days following my execution of this Waiver and Release, I may revoke the Waiver and Release by notifying the Company, in writing, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked this Waiver and Release, it shall then become effective and enforceable. I understand that the Separation Payment will not be made under the Separation Agreement and I will not be entitled to the Severance Benefits made under the Separation Agreement until after the seven-day period has elapsed and I have not revoked this Waiver and Release.

d.	I acknowledge that I have received payment for all wages due at time of my employment termination, including any reimbursement for any and all business related expenses. I further acknowledge that the Separation Payment and the Separation Benefits are consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.

e.	I certify that I have returned all property of the Company, including but not limited to, keys, credit and fuel cards, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

f.	I have carefully read the contents of this Waiver and Release and I understand its contents. I am executing this Waiver and Release voluntarily, knowingly, and without any duress or coercion.

5.	I acknowledge that this Waiver and Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

6.	I agree that the terms and conditions of this Waiver and Release are confidential and that I will not, directly or indirectly, disclose the existence of or terms of this Waiver and Release to anyone other than my attorney or tax advisor, except to the extent such disclosure may be required for accounting or tax reporting purposes or otherwise be required by law or direction of a court. Nothing in this provision shall be construed to prohibit me from disclosing this Waiver and Release to the Equal Employment Opportunity Commission in connection with any complaint or charge submitted to that agency.

7.	In the event that any provision of this Waiver and Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

8.	I hereby declare that this Waiver and Release and the Separation Agreement constitute the entire and final settlement between me and the Company, superseding any and all prior agreements, and that the Company has not made any promise or offered any other agreement, except those expressed in this Waiver and Release and the Separation Agreement, to induce or persuade me to enter into this Waiver and Release.

IN WITNESS WHEREOF, I have signed this Waiver and Release on the _____ day of ______________, 2012.

DAVID C. MANNON

Appendix C

1.	BAS	Basic Energy Services, Inc. (NYSE)

2.	HP	Helmerich & Payne Inc. (NYSE)

3.	HERO	Hercules Offshore, Inc. (NYSE)

4.	KEG	Key Energy Services Inc. (NYSE)

5.	NBR	Nabors Industries Ltd. (NYSE)

6.	PDC	Pioneer Drilling Company (NYSE)

7.	PDS	Precision Drilling Trust (NYSE)

8.	SPN	Superior Energy Services (NYSE)

9.	TDG	Trinidad Drilling Ltd. (TSX)

10.		KCA Deutag

11.		Knight Oil Tools